Exhibit 23.7

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and the use of our report dated June 1, 2017 with respect to the financial statements of Endymion Oil Pipeline Company, LLC in the Registration Statement (Form S-1) and related Prospectus of BP Midstream Partners LP for the registration of its common units.

/s/ Ernst & Young LLP

Chicago, Illinois
September 8, 2017